Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-25233, 33-82076, 333-48789, 333-48795, 333-48815, 333-84779, 333-108092, 333-110061, 333-142743, and 333-155298 on Form S-8, Registration Statement Nos. 333-122823 and 333-155303 on Form S-3, and Registration Statement No. 333-165270 on Form S-4 of our report dated March 2, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Regal Beloit Corporation and subsidiaries and the effectiveness of Regal Beloit Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Regal Beloit Corporation for the year ended January 1, 2011.
/S/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
March 2, 2011